Board of Directors Profile: L & L's Board of Directors consist of Five-Members



**Mr. Paul W. Lee, Chairman.** Mr. Paul W. Lee is an energetic business leader and active in business in the United States and China for over 20 years. Paul is President & CEO of a Detroit base Insurance Company Paul Lee Insurance Agency, Inc. and President of the Chinese Restaurant Association in Michigan. Mr. Lee, a U.S citizen, graduated from Madonna University with a BSc degree. Paul has been on the Board of Directors since 2006.



**Ms. Shirley Kiang, MBA, Chair of Audit Committee.** Ms. Kiang was a senior executive for 20 years, with experiences in corporate governance, corporate management and financial analysis for various high-tech firms in Silicon Valley, California and Asia. Ms. Kiang is a US citizen, speaks three languages, and has close contacts in China and Taiwan. She has been a board member since 1998 and was a psychology major and earned her MBA degree in Finance from the University of Massachusetts.



**Mr. Joseph J. Borich, MBA, Chair of Nomination Committee.** Mr. Borich is Executive Director of the Washington State China Relations Council. The Council represents over 160 American corporations interested in China, including Boeing and Microsoft. Mr. Borich was the American Consul General to Shanghai in 1990s, he also held many positions at the US State Department for twenty-five years . Joe served in the US Army, including a tour in Vietnam in 1970s. He speaks fluent Chinese.



**Mr. Conrad Lee, MBA, Chair of Compensation Committee.** Conrad was appointed by President George W. Bush as the United States Small Business Administration (SBA) Regional Administrator for 4 different States including Alaska, Idaho, Oregon and Washington from 2002 to 2004. He worked as an airplane design engineer and a stock-broker and serves his fourth 4-year term on the Bellevue City Council. Conrad earned B.S. in engineering from University of Michigan and MBA in finance from University of Washington.



**Robert Lee, Board of Director.** Robert is an experienced engineer who has 20 years experiences on mechanical engineering with organizational skills. Fluent in Mandarin and English, he focuses on strategic development of LSP air-compressor operations. Robert studied at Michigan State University in engineering and mathematics. He resides in East Lansing, Michigan, and is a brother of Chairman of the Company